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                                                                    Exhibit 99.2

GLOBAL POWER
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CONFERENCE CALL FOR JULY 30, 2002 @ 9:00 AM EDT
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Operator:           Please stand by, your meeting is about to begin. And please be advised that this conference call is being recorded

                    Good morning and welcome to the Global Power Equipment Group, Second Quarter Earnings conference call for July 30, 2002. Your host for today will be Mr. Bob Zwerneman. Mr. Zwerneman, please go ahead.

Bob Zwerneman:      Thank you.  Good morning.  Good morning everyone.  I would like to welcome you to Global Power Equipment Second Quarter 2002 Earnings conference call.

                    Joining me on today's call is Mr. Larry Edwards, Global Power Equipment's Chief Executive Officer and Mike Hackner, our Chief Financial Officer.

                    I assume everyone has received a copy of our earnings release from yesterday. However, in the event you have not, please contact Miss Susan Stone at 918-488-0828. Again that's 918-488-0828 and she will either fax or email a copy to you immediately. You can also visit our website at www.globalpower.com to find a copy of our release on our homepage. There's also
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a link to a presentation of select information on that homepage, which we will be sharing with everyone this morning. If you go to www.globalpower.com/2q02 you
                                                    ------------------------
will find the slides. It is case sensitive and it's all lower case. There is also on link on the front page of our homepage to access that set of slides.

                    Before I turn the call over to Larry to discuss our results, I must inform everyone that during this call, we will be making "Forward Looking Statements" relating to results of Operations, benefits to certain initiatives, outlooks for the markets we serve and certain aspects of our sales strategies. Such statements are made based on management's beliefs as well as assumptions made by, and information currently available to management , pursuant to "safe-harbor" provisions of the Private

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Securities Litigation Reform Act of 1995. While these statements reflect our best judgment, they are subject to risks and uncertainties that could cause a change in focus and direction. A discussion of certain risk factors that may cause our actual results to differ from these "Forward Looking Statements" can be found in Global Power's form 10-K for the period ending December 29, 2001.

                    With that, I will now turn the call over to Larry Edwards.

Larry Edwards:      Thank you Bob. Good morning everyone. I want to discuss
three areas today, the power generation market place, our operations and operating strategy in light of the changing market and the status of our acquisition initiatives. Now, before I address these issues, and before I turn the call over to Mike to discuss our financial results and outlook, I want to share an important development in our marketing efforts in China.

                    Last week, our company was visited by a delegation of Federal Chinese Officials that are involved in China's infrastructure development and procurement. Our reputation and experience place us on the list of only four U.S. companies visited by these important decision makers. None of our competitors met with this delegation. Successfully establishing our sales and manufacturing arrangements in China in the past ten years coupled with our outstanding performance in completing numerous projects there, has given us the opportunity to showcase our capabilities.

                    Now we're benefiting from our commitment in China and are becoming one of the leading players in the rapidly growing Chinese Power Generation equipment market. Later I'll talk more about projects in China and the other international markets in general after Mike discusses our financial results. I'll turn the call over to Mike

Mike Hackner:       Thanks Larry. Good morning everyone. If you would turn to
slide number four, we'll look at some of the highlights from the income statement. As you were able to see from yesterday's press release, Global Power Equipment, Second Quarter Earnings is 14.6 million dollars or 32 cents per diluted share compared favorably with our pro forma results of 10.9 million dollars or 23 cents per diluted share in last year's

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second quarter. While we were shy of our earlier revenue guidance for the quarter, our revenue of 163 million dollars yielded a 22 percent gross margin which offsets the revenue shortfall. A modest amount of revenue slippage that occurred in the second quarter was due, in part, to completed jobs that went unrecognized until our customers authorized shipment.

                    Our EBITDA for the second quarter totaled 26 million dollars, compared for 21.5 million dollars for the same quarter last year. For the first six months, our EBITDA of 53.1 million dollars compares favorably with the EBITDA of 40.1 million for the same period last year.

                    Our cash generated from Operations and collection of receivables allowed us to further reduce our debt and drive our interest expense lower.

                    Slide number five shows our historical gross margins on a quarterly basis for the past 14 quarters. The purpose of presenting this chart is to simply show how the recent quarter is a real outlier at 22 percent against the average of 17.9 percent over the period. Our margins benefited from contract pricing incentives with a major customer that will not be present during the balance of the year, this year. Accordingly, we believe our growth margins for the second half will average just north of 19 percent and closer to 18 percent during 2003.

                    Turning to slide number six, you can see our quarterly and half year basis revenue results on a segment and geographic basis. For the quarter, our Heat Recovery Equipment segment experienced a 20 percent reduction in revenues and was a principal reason for our lower consolidated revenues. Our Auxiliary Power Equipment segment posted excellent results rising 21 percent from last year, and also contributed to the margin's performance.

                    The U.S market continued to represent our largest market at 145 million dollars, or 89 percent in the second quarter, and 88 percent in the first half. Larry will address our market proposals in just a few minutes and why we feel the international market will represent an increasingly larger share of our revenues over the next several years.

                    Turning to slide number seven, which is our abbreviated cash flow slide, there are two items I would like to point out.

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Looking first to the bottom, we reduced debt by nearly 43 million dollars during the quarter bringing our debt down to 74.9 million dollars at the end of June. The major source of funds used to reduce debt by that much came from the 69 million dollar receivable from one customer that we discussed at length in our April earnings call.

                    Our cash on hand at the end of the quarter was 18.4 million dollars, up 13 million dollars from March. This is more than we normally hold, however, we expect our working capital requirements may increase at times during the second half due to our mix of work in progress and the timing of progress payments for other large orders in our Heat Recovery Equipment segment.

                    Additionally, one of our OEM customers continues to shift its order book against some unfinished orders, or some finished orders, at our manufactory point affecting both our working capital needs and our revenue conversion.

                    We anticipate that our second half cash generation will allow us to further reduce debt by 10 to 15 million dollars by year end, possibly more. We have of course met all of our scheduled debt repayments for this year. Our average DSO for the second quarter was 49 days compared to 62 days in the same period last year, and 67 days, the first quarter this year. I expect the DSO could rise marginally during the balance of the year based upon our revised revenue guidance.

                    Turning to slide number eight, we'll discuss our sales backlog. New order bookings during the quarter were slightly below 100 million dollars, causing our firm backlog to drop by 65 million dollars, a bit more than the estimate we provided in April. While cancellations from our backlog have not been an issue for us, a couple of customers have requested delayed production schedules. The downside is, with new bookings lower, and project schedules shifting outwards, our second half financial results will fall below our February guidance. As put forth in yesterday's press release, we now anticipate that our full year 2002 revenues will total between 575 and 600 million dollars, and our EPS will range between 94 and 98 cents per diluted share. On a quarterly basis, the 29 to 33 cents of projected second half EPS should be split fairly evenly between the third and fourth quarters, with the fourth quarter coming in, maybe a couple of cents higher than the third.

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                    For 2003, we estimate revenues of between 470 and 525
million dollars and full year earnings per share of between 70 and 80 cents. While not easily predicted, our backlog at the end of this year should end up around 350 million dollars, plus or minus 25 million dollars. We remain optimistic that some of the new financial commitments that have recently been finalized for new power projects both inside and outside the U.S., will convert into new orders over the next six to nine months.

                    We also remain confident that our CAPEX Level will be less than 5 to 6 million dollar guidance we provided earlier. For the first six months, our CAPEX spending has totaled only 1.2 million dollars. A revised EBITDA level between 75 and 80 million dollars for this year provides a basis for our further debt reduction forecast.

                    Turning to slide number nine, this is a schedule we have used over the past several quarters to discuss any relevant changes in our financial situation and performance. In it, you will see that our debt to cap ratio has dropped to 41 percent. Despite our modified second half earnings guidance, we continue to believe that this ratio could decline to the low to mid-thirties by the end of the year, other things held constant. Other measures of our management team's focus on Operations are reflected in the returns in equity and invested capital which are quite impressive.

                    In closing, financially, Global Power Equipment Group is in tremendous shape. With the acquisition initiatives that Larry will discuss, I am personally optimistic that our 2003 financial guidance could be raised at some point. However, until such time a transaction is finalized, we will continue to put forth a conservative but realistic picture of our ongoing operations

                    I will now turn the call back to Larry.

Larry Edwards:      Thank you Mike. As I stated earlier, I'm going to address
three areas this morning; our Operations, the market place, and our strategic initiatives to acquire service companies that extend our engineering expertise and our global outsourcing model beyond just the power generation equipment business.

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                    First I'd like to comment on our revised guidance. It should not come as a surprise. The negative news from the U.S. IPP sector, project cancellations, turbine cancellations, and schedule delays has been widely reported. And by carefully analyzing both the developments coming from energy and power industry in general, and from the pronouncements from the gas turbine makers themselves, some were able to accurately forecast our 2003 EPS guidance that Mike just covered in his remark. Please note that for the most part, every 2003 model of our earnings was formulated twelve months ago prior to Enron's implosion that seems to have triggered events that have gotten us to where we are today.

                    On the operating side of our business, we continue to adjust our manufacturing capacity to lower cost sources, in order to remain both competitive and profitable. With a 22 percent growth margin in the second quarter, it is clear our outsourcing strategy is working well. However, at the same time we are posting strong financial results, we know that some of our competitors are not doing nearly as well. The reason I mentioned our competitors results is because their problems could translate into further pricing pressure in some of our product lines and is part of the reason for our conservative financial outlook.

                    As Mike said, we expect our gross margins to be in the 19 percent range for the balance of the year. You can expect us to continue to reposition personnel and manufacturing capacity as necessary in order to optimize our results while continually working to improve our service to our customers.

                    We booked 98 million into our backlog in the second quarter, or roughly 45 percent of what we booked in the same quarter last year. Domestic projects continue to dominate our new bookings but we also continue to see increasing activity from international markets. For the first six months of this year, international orders have represented 25 percent or our new orders compared to eight percent last year.

                    I would now like to briefly discuss the U.S. market and where we see the near term and longer term opportunities outside the United States. Based upon a number of indicators not least of which is GE's own turbine forecast, it is becoming clear that the U.S. market for new Greenfield gas turbines will be soft for several years. However, as we've recently seen in a few areas of the country, the power supply imbalance has

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not been solved. And when the capital markets have once again become comfortable with the energy and power sector, we will see a significant amount of new combined cycle power plant construction in the United States. Additionally, because of the emphasis on efficiency and lower operating costs, we believe a number of single cycle peaking units will be converted into combined cycle plants providing us with excellent selling opportunities.

                    Additionally, we also expect to see a continuation of the trend to retrofit peaking plants with Selective Catalytic Reduction units, SCR units that are located in environmentally sensitive areas. Outside the United States, the opportunities for us are improving significantly. The market for gas turbine power plants continues to be active in Germany, Spain, Turkey and other western European countries. The Middle East also has a number of new plants slated to for Saudi Arabia, Abu Dhabi, Bahrain, Kuwait, Egypt and Israel. In Latin America, we have a project now on the books for Brazil with hopes for another one there soon. In Asia, Taiwan, Malaysia, Vietnam and Thailand, all are installing several new gas turbines and as I mentioned earlier on this call, China is, of course, extremely high on the list for power plant development.

                    We have performed very well in the international markets in the past. And now, as we see increasing opportunities in many part of the world, we're confident we will capture significant market share by utilizing our experience and our global marketing and manufacturing strengths. After this call today, I'm departing for my third trip to China and several other Asian countries. The foreign markets are important to us and we are being aggressive.

                    Lastly, I want to update you on our acquisition efforts. We're not announcing anything today. For the second time, in not too many months, we have been unable to acquire an excellent company in the industrial service sector because of the very high EBITDA multiple selling price. As the previous one, this company met the criteria we require. A service business beyond the power sector with good management and a strong market position with the capacity for growth. We remain very active on several acquisition opportunities and are hopeful we will have more to discuss with you soon.

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                    Thank you and now Mike and I will take your questions.

Bob Zwerneman:      Carol, with that, let's go ahead and queue up for people .

Operator:           To place yourself in the question queue, please press *1 on your touchtone phone. If you're using a speakerphone, please pick up your handset and then press *1. To withdraw your request, please press *2.

                    Your first question comes from John McGinty, please go ahead.

John McGinty:       Good morning.

Global Power:       Good morning John.

John McGinty:       Just a couple a specifics. Can you give us...the revenue
shortfall from guidance in the quarter which was, I think around...nine or ten million dollars. Is that, with all that slippage, does that show up in the third quarter, or does kind of it get pushed out a little further or...? Yes, actually, it's about 16 million. So 15-16 million, does that then slip into the third, the third and fourth, when does that show up?

Mike Hackner:       It varies.  Some of it is actual scheduled changes in the
HRSG sections, of a segment of our business. Some of it, the bulk of it is some delayed deliveries and shipment of products that will probably go into the third quarter.

John McGinty:       But that is in your guidance to hit the 575 to 600...

Mike Hackner:       Yes sir.

John McGinty:       And does the revenue in the third and fourth quarter...you said the earning breakdown about the same, with frankly the fourth quarter a few pennies higher than the third. Do the revenues breakdown between the third and the fourth quarter approximately evenly as well?

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Mike Hackner:       Yes, that's correct.

John McGinty:       Okay. And then, you said that debt reduction would be a...
want to make sure I understand this, debt reduction would be another, perhaps 10 to 15 million in the second half?

Mike Hackner:       Yes.

John McGinty:       Okay.  Does the cash stay 18 million, in other words I'm
looking at your net debt, so does the net debt go down as well or some of that cash get eaten up in the second half?

Mike Hackner:       The cash will be used up in the second half by either the
balance sheet or with payments on debt. We hope that the 10 to 15 million is a conservative estimate but I think we're being cautious on that.

John McGinty:       Okay. So your cash, more likely, your debt, maybe down
another... your gross debt, your total debt may be down 10 or 15 million but your cash may be down 5 or 10 million?

Mike Hackner:       Right.

John McGinty:       Okay. And then, with regards to your guidance of your
backlog at about 350, admittedly 25 million either way, but a backlog at 350, with revenues in the second half of 221, again taking mid-points on all of this, that implies orders in the second half of about 150 million dollars down from the 99 million you had in the second quarter, that's the math, I assume that's the inference of what you're saying is.

Mike Hackner:       As I'd prefaced stated it's a hard number to predict, that would be our best shot at what we see in the second half.

John McGinty:       Okay. Then the question is, we went in into 2002 with a
backlog of 557 million, we're going to do a little better than that in terms of our revenues. We're going to be going into next year with a backlog of 350 projecting revenues of around 500, again, mid-point kind of thing, so you got to actually go out and get a fair chunk of orders and I'm wondering, do you see that increment in orders coming totally from the overseas? Are their some domestic projects out there? How do you see the evident mix of orders which has got to be a substantial pickup next year

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from what we saw this year? How do you see that breaking down in terms of, you know, domestic versus foreign and then the domestic, how much of it is HRSGs or could you kind of talk to, the implied orders which are actually fairly healthy for next year relative to what we saw this year.

Larry Edwards: John, it's Larry. I guess one thing to address the level of backlog, what we're starting to see is reduced lead times. Going back a year or more ago, we saw pretty lengthy lead times so you tend to build a backlog quicker. We're seeing lead times starting to shrink a little bit. So that's one reason we're not too disturbed about, you know, this average of 350 level looking out into 03 revenue numbers.

                    As far as the mix goes, as I mentioned, we are seeing a, kind of a 25/75 split right now in international versus domestic. Do we expect that level to increase on the international side? Yes we do.

John McGinty:       Would you in the essence, would the domestic stay about the same and most of the increase come from the international which might move you up towards 50/50?

Larry Edwards:      We will move in that direction but I don't think it will
happen that quickly.  But definitely that's the direction we're heading.

John McGinty:       Okay.  I'll drop off and let somebody else ask you a
question, I'll get back to you. Thanks.

Larry Edwards:      Okay.

Bob Zwerneman:      Next question please.

Operator:           Your next question comes from Tarun Khanna.

Tarun Khanna:       Good morning. Can you give us kind of, on the pricing side,
I think you touched on this briefly, I guess as I look at the Power Gen. Market over the last six, seven years, in the full market, you know, we had pricing going up every year because of the strong demand and I guess supply was kind of constrained. I'm wondering what's going on in terms of pricing a new power plant? And secondly, you talked about push-outs, are these primarily U.S. related push-outs of deliveries or is this happening is Europe as well?

Larry Edwards:      To answer your second question first, almost all the
push-outs are domestic U.S. projects. Regarding the pricing. We are seeing a pricing pressures as I mentioned, not only from customers but from some of the competitors struggling. But I think you can see from the chart, the slide that Mike spoke to about are quarter after quarter results, we've done a pretty good job on maintaining our gross margins by positioning our manufacturing locations, and utilizing our resources to capture that, you know, roughly 18-19 percent gross margin. That's what we're expecting on a go-forward basis.

Tarun Khanna:       So what kind of pricing detriment would you see in terms of, you know, new power plants being set up, I mean, how much is GE cutting prices on new projects?

Larry Edwards:      I don't really have that information on me, nor could I
speculate, but we really don't see that side of the business. We see the equipment purchase side, the prices of the equipment they're buying from us. But on a power plant basis, it's kind of all over the place frankly.

Tarun Khanna:       Okay. One last question. You talked about Brazil and having a project there. What would be the implications of, you know, the valuation or even the default out of Brazil. Clearly that seems to be a big concern over the last couple of weeks...

Larry Edwards:      It would be no impact to us, our orders are U.S. dollar
based with a U.S. customer.

Tarun Khanna:       Thank you very much.

Bob Zwerneman:      Next question please Carol.

Operator:           Your next question comes from Harriet Baldwin, please go
ahead.

Harriet Baldwin:    Good morning. First question on the backlog, talk a little about the visibility you've got there, obviously Larry you were saying that the lead times were starting to shrink back in more normal levels that usually it's a pretty good idea of the project planning activity quoting

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activity, is that still softening? Do you feel like you've started to be able to tell that a bottom is coming at some point?

Larry Edwards:      Harriet, it's really a mixed bag in the United States, it's still softening. On the international side, it's ramping up pretty nicely. I wouldn't say we've seen a bottom in the United States yet, I mean, it is soft.

Harriet Baldwin:    In talking about international, in particularly Asia, it
seems that some of the initial activity there was coming more from the co-generation or industrial base plants opposed to two general power generation. Is that still the case or have we started to see some...

Larry Edwards:      In south Asia, you're correct, we're seeing co-generation
activity kind of dominating the development but you probably know this, in China it's more than just co-eneration, it's really base load, utility power that we're starting to see.

Harriet Baldwin:    And have you sensed, and you mentioned that from of your
customers are getting more aggressive on price, have you sensed any major market shift in market share or is everybody still getting a similar slice of the pie?

Larry Edwards:      I would say we're starting to see a little bit of a shift, I think we're earning a little more market share than our competition by continuing to drive our prices down and being able to deliver, you know, short cycle projects. But for the most part, nothing has changed at this point in time as far as market share. But I see our positioning strengthening a little bit.

Harriet Baldwin:    Okay, great. And finally, on the comment that you made on
acquisitions versus what we're talking about, on the debt side, is there any change given the capital market environment and how you decide how to allocate capital to debt pay downs versus what you would be willing to pay for a acquisition?

Mike Hackner:       There's really no hard and fast rules that we follow on
that. You have got to be tailored to each situation, what type of business, if we're looking at an acquisition we have to look at what our needs are going to be for working capital and revolvers and such. Right now, we're forecasting through our projects and looking at a six months pretty solid which gives us a picture that we can pay down debts. But until an acquisition comes up, we won't be making a decision on that.

Harriet Baldwin:    Great. Thanks.

Bob Zwerneman:      Thank you, next question please Carol.

Operator:           Your next question comes from Martin Malloy, please go
ahead.

Martin Malloy:      Good morning. Just wanted to see if you could give us a
little bit more color on the opportunities in China, the timing, potential awards over there and magnitude of potential awards?

Larry Edwards:      The first group of projects that have been announced in
China as I just mentioned to Harriet, are really for Utility Power plants. They comprise 23 large frame size units, combined cycle units. We do know that first RFQ, "Request For Quote" was issued about ten days ago to the major gas turbine OEMs and that's the first two out of the 23. The 23 projects would be starting, the bids are due soon and you would see these first two projects in 03 and the balance of them falling probably in 04. And the 23 are the first group and there are several other groups stated after that. Marty it's all contingent upon availability of gas, as you probably know is being supplied with a major pipeline, it's called the West-East, a natural gas pipeline which is under way. So it's a little bit difficult, timing depends on availability of gas and the locations of the gas as they start tapping into this major gas pipeline.

                    The size of these, as I said, these are large F-Type machines, combined cycle machines just like we've been putting in the United States, a full-blown plant is in the 100 million dollar range type range. So they're big sites and the first two are on the street right now.

Martin Malloy:      The 100 million dollar number that you referred to, that
the, would that be the potential revenue to you from one of theses plants or...?

Larry Edwards:      Well, we have said in the past that, and it's hard to talk about averages, but in average, large size HRSG, one unit is in the 10 to

12-13 million dollar range. So that's the potential just on the HRSG side and then on our auxiliary equipment side, you know, it can be in the neighborhood of a couple million dollars per unit. So you know, you can do the arithmetic there.

Martin Malloy:      Okay. And then in terms of acquisition opportunities, could you talk a little bit more about the types of companies you've been looking at or the type of companies that you are currently pursuing and how they fit in the GEG strategy?

Larry Edwards:      I'd be happy to. What we, what was identified some time ago is finding a good company or companies that allows us to participate in a service, you know, side of the market, both power and non-power. We're talking about the general industrial services market that you would see in taking care of maintenance and repair for power plants, for petro-chemical plants, refinery plants, that sort of thing, both domestically and international. So there's a number of service offerings obviously that these particular plants buy and that's really what we're focused on. We have a long history obviously of operating in power plants but even beyond that, we are pretty experienced in refineries, chemical plants as well based on our experienced in the red pit market and especially in boil market. But that's the type of company we're actually looking at without getting too specific.

Martin Malloy:      Okay. One last question. In terms of, you mentioned some of your, you're seeing some pricing pressure and it sounds that some of your competition might be having a little more difficulty than you are and you gained some market share. Do you see we're going to see any capacity come out of the market? Are there any competitors that are really in a bad situation financially?

Larry Edwards:      We think that maybe we'll see some capacity come out of the markets at this time. There's a lot of rumors out there, a lot of speculations, nothing definitive yet but my guess is that you'll see some capacity move offline.

Martin Malloy:      Alright, thank you very much.

Bob Zwerneman:      Thank you, next question please Carol.

Operator:           Your next question comes from Leone Young, please go ahead.

Leone Young:        Good morning. Most of my questions have been answered but I was curious if you could give us a little more detail on the reasons for the margins being up so much. You mentioned it had to do something with a specific type of pricing I believe?

Mike Hackner:       Second quarter and I can't give too many details to the
specifics to some customers but we had some various types of incentives related to shipment scheduling and some of the moves we've seen in the backlog scheduling, however we accommodated the customers that helped us out in the margin.

Leone Young:        Okay. Alright. And also, you gave us a feel for what
international orders have done through the first half. I assume then, going from first to second quarter you continue to see a pickup that...?

Mike Hackner:       Actually I was just a little bit down from a percentage
basis, we were 30 percent in the first quarter, and at little bit over 20 percent in the second quarter. That's what brings us to 25 percent in the first six months.

Leone Young:        And that, would you would attribute to the lumpy timing of the international side?

Mike Hackner:       We had a lumpy timing on one U.S. order in particular.

Leone Young:        Okay. Thanks.

Operator:           You're next question comes from John McGinty, please go
ahead.

John McGinty:       I'm just kind of, I want to catch up on a couple things. If
I kind of work from the top down in the bottom up on your forecast, it looks as if you Oper...I mean, you've given us the earnings forecast, you've given us the sales and gross margin. You kind of meet at the Operating cost line, the SG and A and so on. It looks like, if I'm doing the math correctly, which is entirely possible I'm not, that we run down to about 8.5, 9 million a quarter in the third and forth quarter and next year in order to get you know, that kind of earnings, 500 million and at 18 percent gross margin, your operating expenses run about 32-33 million run down about 8 million a quarter. Is there that much variability in there or am I missing something else or is that, can you shrink them down? Is that shrinking down as far as you can go? What kind of flexibility do you have in the line?

Mike Hackner:       I think we have a good degree of flexibility and its
certainly going to be a challenge to match the operating expenses, expense levels with revenue levels. But I think we've done pretty well in the past in that area. I think we can bring it to those levels.

John McGinty:       Okay. In 03, if you in fact hit the 500 million in revenue, how much, and the 70 to 80 cents in earning, how much cash or debt paydown do you expect to generate? In other words, the real question is; is the working capital, the extent to which the working capital in 03 will either be a source or a use, what would your thought be?

Mike Hackner:       I think working capital in 03 will be not as big a source as in the past of course with the volume levels lower but we will still have a source from our working capital and the operations. Our normal amortization which will be way ahead of by the end of the year but our normal amortization will call for about 16 million in debt. I'm sure we can exceed that in paydown of debts, probably. Right now, it's pretty hard not knowing a lot of the character of the orders coming in and within our larger international component but I think we could probably look at 15 to 30 million or something like that for next year.

John McGinty:       So on a net debt basis, you're going to be basically debt
free.

Mike Hackner:       Yes.

John McGinty:       And then, on China, if I come back to your numbers Larry of about 15 million per major project, and I know it varies all over the lot but you got to start somewhere some where and two of them are going to be in 03, that's 30 million, but did you mean to say, which is what I think you said, or at least that's why I'm asking for the clarification, that the other 21 units are the balance in 04. That's ramping up to 300 plus million in 04. Is that possible given a) your manufacturing capability and b) the amount of natural gas that's going to be available to those projects in 04? Or that really an 04-05-06 kind of time frame?

Larry Edwards:      John, it's really not determined yet. As far as the OEM's
and the equipment suppliers like us being able to handle that amount of volume from a manufacturing stand point, that is no problem.

John McGinty:       Okay. Even in China? For you I mean, in other words in China there's no problem?

Larry Edwards:      No problems. That won't be the issue at all. We're hoping
sooner rather than later or course, as is the other OEM's.

John McGinty:       So the only real issue is gas?

Larry Edwards:      It is gas, and then there's the development of the projects themselves. Fortunately, all the sites have been picked, all the sites have been selected, you know, all that, the ground work is laid and as far as location and so forth. A lot of work has already been done for these first 23 units.

John McGinty:       Is the gas, is the pipeline there or is it under
construction?

Larry Edwards:      Under construction.

John McGinty:       It's under construction with the completion date of 03-04
timeframe?

Larry Edwards:      Yes. There's several, it's a phase completion date, but yes, the first group would be 03, latter part of 03.

John McGinty:       Okay. Then final question, you mentioned that the SCR market in the states, you mentioned the single cycle, you know, going to combined cycle, in other words, things that don't necessarily you know, when you have to worry about how many gigawatts are coming on. What we're doing is we're trying to make things more rational and so on. Could you talk about what you all see to be the size of those two markets, the SCR and the simple cycle going to combined cycle in an 03-04 timeframe?

Larry Edwards:      John, we haven't really been able quantify that, I mean, we know how many peaking units have been put into service over the last 3 to 4 years, that are candidates. And we, you know, I think we discussed in the past, we've estimated that fleet to be, you know, probably in the 4 to 500 units range, giving you an idea of the size. So it's a matter of, you know, how many of those will meet the criteria for the add on of the steam cycle. I really don't know the size. I know we're starting to see some people talk about, you know, adding on the combined cycle which is new for us. Most of the activity you know is spent into putting new units, engineering and manufacturing but now with the slowdown, you're started to see people talk about adding on, that's an idea of the size of the market, the availability but we really don't have a handle on how many will be converted in 03.

John McGinty:       Okay, lets see it differently. If 4 to 500 single cycle
units are out there, they're not all can be converted but what's the rule of thumb per unit? In other words, can we come back and say the same, 15 million dollars per unit, if somebody's willing to add a second turbine and make it as a combined cycle plant? Does that still represent 15 million...?

Larry Edwards:      It can be in that range yes. Depending on what type of
exhaust system is there, and the diffuser and so forth. You'd have to know the details, the particular unit. But I'd say in the 10 to 15 million dollar range.

John McGinty:       So I mean, if they did it all at the 400, 700 million dollar market, that could be long time a lot of reason they wouldn't but at least a ball park.

Larry Edwards:      Yes.

John McGinty:       Alright. Thank you.

Bob Zwerneman:      Do we have any more questions Carol?

Operator:           Yes we have. Your last question comes from Stephen Waite,
please go ahead.

Stephen Waite:      Hey guys. Do you have any exposure to bankruptcy filings
within the IPP sector, how much of your backlog would be affected if any of these companies were to file?

Larry Edwards:      No exposure.

Stephen Waite:      None?

Larry Edwards:      True.

Stephen Waite:      Okay.

Bob Zwerneman:      Thank you. Carol, why don't we poll one more time to see if anybody does have another question.

Operator:           Please press *1 on your touchtone phone if you have any
further questions.

                    You have one question from Leone Young, please go ahead.

Leone Young:        I'm sorry, your answer to you last question was very
garbled. These IPP's they're talking about threatening bankruptcies, you said you didn't have any exposure to those specific ones?

Mike Hackner:       That's correct. None of the other firms that we've been
doing with, we don't have any exposure to bankruptcies.

Leone Young:        Any feel for whether although Duke is obviously much more
healthy, they're announced the CAPEX cutback. Have you gotten any idea from them on how exactly what that's going to mean?

Mike Hackner:       No we haven't.

Larry Edwards:      No we haven't Leone, the projects we have with them we're
going forward with.

Leone Young:        Okay.

Larry Edwards:      I think some of theirs might have been in planning, or
outlying horizons. But if they have specific information, we'll share that with people.

Bob Zwerneman:      I want to thank everyone for participating in our today. As always, the management team will be available to answer your questions and we look forward to our next conference call with everyone. Thank you very much.

Operator:           This concludes today's conference call, please disconnect
your lines and thank you for your participation.